EXHIBIT 99.1

FOR IMMEDIATE RELEASE:  October 17, 2005

CONTACT:	Craig Wanichek
Director of Investor Relations
Monaco Coach Corporation
(541) 686-8011

craig.wanichek@monacocoach.com

Monaco Coach Corporation Reports Preliminary 3rd Quarter results

Announces Cost Saving Measures

Coburg, Oregon, October 17, 2005 — Monaco Coach Corporation (NYSE: MNC) today announced preliminary results for the quarter ended October 1, 2005.  Due primarily to weak wholesale markets the Company estimates that third quarter revenues will be approximately $297 million.  Net loss for the quarter, including discontinued operations, will be approximately $6 million, or 20 cents per share.  Results include a one-time net of tax charge of $1.6 million, or approximately 5 cents per share, relating to the closure of the Royale Coach bus conversion facility.  In addition, the results also included pre-tax charges of $1.5 million, or 3 cents per share, related to the relocation of Beaver manufacturing to Coburg, Oregon.  These results compare to revenues of $359 million and earnings of 25 cents per share for the third quarter 2004.

“The wholesale environment continued to be very difficult and led to lower than expected shipments,” said Monaco Coach Chairman and CEO Kay Toolson.  “Our financial results also reflected promotional activity we undertook to move 2005 model-year products off our dealer partner lots, which we believe will help their inventory situation going forward.”

“Additionally, the Company was impacted by changing from our traditional dealer arrangements, which were based upon wholesale activity, to the new Franchise for the Future initiative.” said Toolson.  “The new program, which is based on retail sales, more closely aligns our goals with those of our dealers.  This transition, while eliminating wholesale discounting on our 2006 products, required greater than expected retail incentives on 2005 model-year units to match the retail focus and acceptance of our new franchise program.”

“Overall, we are disappointed with our financial results for the quarter and in light of the current and expected markets we are committed to make the required changes in our Company in an effort to return it to profitability,” said Toolson.

The Company, in addition to several other cost saving measures, plans to reduce the number of administrative and indirect labor employees by approximately 225, or 17% of the non-production workforce, more closely sizing the company to current market conditions.  The Company should realize annualized pre-tax savings of approximately $8 million from this employee reduction.

“Financial results are largely driven by demand at the wholesale level, which is affected by the dealer body’s confidence in the economy and the outlook for fuel prices and interest rates,” said John Nepute, President.  “We remain concerned about the effects of these items on our business and during this uncertain economic environment we will continue to manage our backlog and work to keep our inventories down.  Current production run rates in our motorized division are below our retail sales and should leave the Company and our dealer partners in the best possible position entering the new year.  Despite these adjustments our plants remain ready to accelerate production to meet stronger wholesale demand.  Retail demand for our products, buoyed by promotional programs, has remained positive relative to the market.  Our Class A market share is up 9% year-to-date through August and our share of the fifth-wheel and travel trailer market is up 24.5% year-to-date through July.”

Statistical Surveys, Inc. of Grand Rapids, Mich., reported retail sales of Class A motorhomes for the months of July and August were down 18.3% and 5.2% respectively.  Wholesale shipments of Class A motorhomes for the first two months of the quarter were also off 27.0% and 13.2% as reported by the Recreation Vehicle Industry Association.  Monaco Coach internal sales data reflected retail sales of Class A motorhomes for the third quarter were approximately 1,900 units.

“We are excited about the reception to our Franchise for the Future initiative,” said Mike Snell, Vice President of Sales and Marketing.  “Virtually all of our motorized dealers are participating.  The transition has been difficult in this market environment but we believe this initiative is vital to the long-term success of both our company and our dealer partners.  We also are working on several innovative products which are scheduled to launch at the major industry trade show in Louisville, beginning November 28th.  The markets remain fiercely competitive but our line-up of products should continue to attract market share throughout the rest of the year.”

“Overlap of our traditional allowance programs and Franchise for the Future resulted in higher than expected promotions to assist retail sales and resulted in selling, general and administrative expenses of approximately 10.5% of sales,” said Marty Daley Vice President and Chief Financial Officer. “Also, higher than expected labor, coupled with material and freight cost increases, product mix and lower absorption of indirect costs, led to depressed gross margins in the 7.5% - 8% range for the quarter.”

Monaco Coach Corporation will provide further information on its third quarter results as well as guidance for the fourth quarter during the Company’s conference call which is scheduled for October 28th at 11:00 a.m. Pacific Time.

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Indiana, Monaco Coach Corporation employs more than 5,400 people and is one of the nation’s leading manufacturers of recreational vehicles. The Company offers entry-level priced towable RVs up to custom made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari,

Beaver and McKenzie brand names. For additional information about Monaco Coach Corporation please visit www.monaco-online.com.

The statements above regarding the Company’s anticipated third quarter revenue, loss per share and margins and expenses, the expected savings from the workforce reduction, and expected market share gains are forward-looking statements subject to various risks and uncertainties that could cause actual results to differ materially from these statements, including final accounting adjustments for the quarter, further declines in the wholesale markets for recreational vehicles, additional discounting by competitors, failure to reduce headcounts and costs as outlined, further reduction in consumer confidence and increasing rates effecting retail and wholesale financing. Please refer to the Company’s SEC reports, for additional risks and uncertainties, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2004, and the 2004 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http://www.sec.gov

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